EXHIBIT 5.1

June 27, 2003

Autodesk, Inc.

111 McInnis Parkway

San Rafael, California 94903

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Autodesk, Inc., a Delaware corporation (the “Registrant” or “you”), with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of 4,083,501 additional shares of Common Stock reserved for issuance pursuant to the Autodesk, Inc. 1996 Stock Plan, and 2,333,429 additional shares of Common Stock reserved for issuance pursuant to the Autodesk, Inc. 1998 Employee Qualified Stock Purchase Plan (which Plans are referred to herein, collectively, as the “Plans” and which shares of Common Stock are referred to herein, collectively, as the “Shares”). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the Plans.

It is our opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements which accompany the Plans, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours, WILSON SONSINI GOODRICH & ROSATI Professional Corporation

/s/ WILSON SONSINI GOODRICH & ROSATI